Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
October 29, 2015	OTCBB: WFCF

Where Food Comes From, Inc. Reports Profitable Growth in Third Quarter and Nine-Month Period

Third quarter revenue up 18% to $3.1 million from $2.6 million last year

Third quarter net income of $181,600, down from from $245,100 last year

Nine-month revenue up 28% to $7.6 million from $6.0 million last year

Nine-month net income increases 131% to $380,600 from $164,900 last year

Operating cash flow grows 165% for nine-month period, to $1,383,200 from $521,000 last year

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for third-party verification of food production practices, today announced continued profitable growth for its third quarter and nine-month period ended September 30, 2015.

“Where Food Comes From continues to deliver strong financial results, highlighted by our sixth consecutive profitable quarter and 28% revenue growth through the first nine months of the year,” said John Saunders, chairman and CEO. “In the third quarter we invested heavily in an initiative to standardize financial and field auditing systems across all of our operating subsidiaries. In the short run, these investments will impact our levels of profitability, but in the long run these improved efficiencies will enable us to better exploit the strengths and synergies of our business units and to more quickly integrate future acquisitions.

“On the operations side, we continue to grow organically with the steady addition of new customers and by expanding our solutions portfolio with innovative auditing standards such as Feed Verified, a new resource that gives livestock producers, feed companies and food brands a means of confirming that a particular ingredient of feed product meets a specific verification or certification requirement. We now audit to more than 30 standards – by far the most in our industry. This gives us the ability to offer producers bundled services in a one-day audit format that saves them money and reduces the days and man hours they currently devote to audits. We’re also pleased to report that our involvement with the McDonald’s pilot project for sustainable beef in Canada continues to gain momentum, with more beef producers coming into compliance weekly as Canadian ranchers increasingly embrace the program.”

Third Quarter Results

Third quarter revenue increased 18% to $3,052,900 from revenue of $2,579,400 in the same quarter last year. Verification services revenue increased 24% year over year to $2,655,800 from $2,139,300. Product revenue (cattle identification tags) decreased 10% to $371,700 from $414,500 due to timing issues involving certain large tag orders. Other revenue, primarily associated with the Company’s Where Food Comes From® labeling program, was essentially flat year over year at $25,400. As previously disclosed, labeling revenue has been impacted by a change in beef suppliers at Heinen’s Fine Foods, the Company’s largest labeling customer. The Company continues to work with Heinen’s to bring its new beef supply chain into conformance with labeling program requirements in order to resume beef labeling. In the meantime, labeling of other meat products at Heinen’s, in addition to new grocery customers coming onboard throughout 2015, has offset the temporary loss of Heinen’s beef labeling revenue.

Gross profit in the third quarter increased 25% year-over-year to $1,473,800 from $1,179,600. Gross margin improved to 48% from 46% year over year. Selling, general and administrative expenses grew by 51% year over year due in part to higher head count, increased sales and marketing costs, bonus accruals related to meeting certain financial milestones, and higher costs related to being a publicly held company. In addition, the Company is making significant investments in IT process redesigns related to the integration and standardization of differing field audit and accounting methodologies used by the IMI Global, ICS and Validus business units.

Net income attributable to Where Food Comes From, Inc. decreased 26% to $181,600, or $0.01 per share, compared with net income of $245,100, or $0.01 per share, in the same quarter a year ago.

Nine-Month Results

Total revenue increased 28% to $7,613,300 from revenue of $5,953,900 in the same period last year. Verification services revenue increased 30% year over year to $6,576,800 from $5,060,400. Product revenue (cattle identification tags) increased 21% to $951,600 from $786,000. Labeling program revenue declined 21% year over year to $85,000 from $107,500 due to the previously mentioned change in beef suppliers at the Company’s largest labeling customer. During the first nine months of 2015, the total number of grocery stores and food distributors using the Company’s labeling program has increased to more than 220.

Gross profit through nine months increased 39% to $3,636,200 from $2,621,800 a year ago. Gross margin increased to 48% from 44% year over year. Selling, general and administrative expenses grew by 30% year over year.

Net income attributable to Where Food Comes From, Inc. increased 131% to $380,600, or $0.02 per share, from net income of $164,900, or $0.01 per share, a year ago.

The Company generated $1,383,200 in cash from operations through the first nine months of 2015, up 165% from $521,000 in the same period last year.

Balance Sheet

Cash, cash equivalents and restricted cash at September 30, 2015, increased 41% to $3,985,300 from $2,833,100 at 2014 year-end. Working capital increased 27% year over year to $4,294,100 from $3,380,700.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time (12:00 p.m. ET.)

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13622853

Phone replay:

A telephone replay of the conference call will be available through November 12, 2015, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13622853

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers, distributors and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about expectations for growing labeling revenue; expectations for ADT to positively impact revenue growth; expectations for increased demand for sustainability audits; the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace; and the Company’s ability to generate results in the future that are comparable to better than the results contained herein are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the third quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.
Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Service revenues	$2,655,792	$2,139,330	$6,576,781	$5,060,375
Product sales	371,699	414,515	951,556	786,009
Other revenue	25,417	25,580	84,999	107,487
Total revenues	3,052,908	2,579,425	7,613,336	5,953,871
Costs of revenues:
Labor and other costs of services	1,362,800	1,134,043	3,403,398	2,804,361
Costs of products	216,298	265,740	573,759	527,702
Total costs of revenues	1,579,098	1,399,783	3,977,157	3,332,063
Gross profit	1,473,810	1,179,642	3,636,179	2,621,808
Selling, general and administrative expenses	1,171,513	775,020	3,120,379	2,404,776
Income from operations	302,297	404,622	515,800	217,032
Other expense (income):
Interest expense	380	3,705	1,253	9,325
Other income, net	(2,242)	(932)	(6,721)	(1,982)
Income before income taxes	304,159	401,849	521,268	209,689
Income tax expense	92,000	143,940	213,285	97,131
Net income	212,159	257,909	307,983	112,558
Net (income) loss attributable to non-controlling interests	(30,549)	(12,823)	72,584	52,340
Net income attributable to Where Food Comes From, Inc.	$181,610	$245,086	$380,567	$164,898

Net income per share:
Basic	$0.01	$0.01	$0.02	$0.01
Diluted	$0.01	$0.01	$0.02	$0.01

Weighted average number of common shares outstanding:
Basic	23,813,295	23,590,662	23,791,825	22,996,399
Diluted	23,981,133	23,813,108	23,972,897	23,224,678

Where Food Comes From, Inc.

Balance Sheets

	September 30,	December 31,
	2015	2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$3,985,277	$2,583,058
Restricted cash	—	250,000
Accounts receivable, net	1,083,566	979,532
Prepaid expenses and other current assets	137,808	126,938
Deferred tax assets	240,805	167,805
Total current assets	5,447,456	4,107,333
Property and equipment, net	180,187	231,886
Intangible and other assets, net	1,798,967	1,952,678
Goodwill	1,279,762	1,279,762
Deferred tax assets	86,647	361,797
Total assets	$8,793,019	$7,933,456

Liabilities and Equity
Current liabilities:
Accounts payable	$581,118	$401,131
Accrued expenses and other current liabilities	273,927	65,849
Customer deposits	90,272	69,090
Deferred revenue	195,722	178,724
Short-term debt and current portion of note payable	7,739	7,425
Current portion of capital lease obligations	4,574	4,397
Total current liabilities	1,153,352	726,616
Capital lease obligations, net of current portion	2,958	6,410
Notes payable and other long-term debt, net of current portion	10,376	16,245
Total liabilities	1,166,686	749,271
Commitments and contingencies

Contingently redeemable non-controlling interest	901,435	974,019

Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 23,813,295 (2015) and 24,266,827 (2014) shares issued, and 23,813,295 (2015) and 23,720,130 (2014) shares outstanding	23,813	24,266
Additional paid-in-capital	7,412,523	7,428,754
Treasury stock of 0 (2015) and 546,697 (2014) shares	—	(150,849)
Accumulated deficit	(711,438)	(1,092,005)
Total equity	6,724,898	6,210,166
Total liabilities and stockholders' equity	$8,793,019	$7,933,456